Exhibit 10.1

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Information that has been omitted from the exhibit are indicated with brackets.

BINDING TERM SHEET

This Binding Term Sheet (“Term Sheet”), entered into on July 1, 2025 (the “Effective Date”), by and between Blüm Holdings, Inc., a Delaware corporation (“Buyer” or “Blüm” or the “Company”), [***] (“[***]”, the “Target” or “Business”), and the members of [***] listed on the Schedule A attached hereto (the “Members” or the “Sellers” and together with Target, the “Selling Parties”) and sets forth the key terms and conditions of a proposed transaction to be memorialized in an Merger Agreement or Share Exchange Agreement (the “Transaction Agreement”) or similarly situated document(s) necessary to achieve the purposes described herein (collectively, the “Definitive Agreements”). Each of Blüm and the Selling Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Binding:

This Term Sheet is a statement of mutual intent and constitutes a legally binding contractual commitment between the Parties with respect to the Transaction contemplated herein. The parties acknowledge that this Term Sheet represents a binding obligation to proceed in good faith toward the execution and delivery of the Definitive Agreements and any other related agreements necessary to consummate the Transaction, subject to the conditions expressed therein. Notwithstanding the binding nature of this Term Sheet, certain terms, including the proposed transaction structure, remain subject to revision and amendment as appropriate and as the parties see fit in Definitive Documents subject to corporate, legal, tax, accounting, and other considerations.

Transaction:

The Selling Parties approve and Blüm agrees to pursue a business combination by which Target shall merge with and into a wholly owned subsidiary of Buyer formed for purposes of consummating this Tranaction (“Blüm Acquisition Co”), the following terms of which shall be: Blüm agrees that at the Closing (as defined herein), (i) Blüm Acquisition Co will acquire majority of the Membership Interests of Target (the “Target Membership Interests”), and (ii) Target will initially acquire 3,633,540 shares of Blüm common stock, The Parties agree that the Definitive Agreements for the exchange of Blüm common stock for Target Membership Interests shall contain representations and warranties appropriate and standard for a transaction of this nature, including but not limited to the delivery of the Target Membership Interests free and clear of debt, liabilities, litigation, and other encumbrances unless otherwise disclosed and agreed.

Consideration:

The aggregate value exchanged shall be equal to Five Million Dollars ($5,000,000) (the “Exchange Valuation”), subject to the following (the “Consideration Adjustments”):

●         Net Liabilities Adjustment: The Exchange Valuation shall be reduced by the amount of verified liabilities and unrecorded liabilities on the balance sheet as of the closing date.

●         Cash Premium Offset: To the extent Target has available cash at closing that is made available to, or invested directly into Blüm, the Exchange Valuation will be increased on a 125% for each dollar basis. Related party debt shall be $0 at closing or at execution of a Management Services Agreement while any regulatory approvals are attained and/or definitive agreements are being produced.

●         Subject to accounting and legal considerations of the Parties, the Management Services Agreement shall specify that Target’s existing management team will remain in place to continue running day-to-day store-level management of Target while Blüm Acquisition Co or its affiliate will take over key functions such as compliance, accounting, audits, banking, legal, and tax, etc. in order to reduce overhead.

●         Revenue Adjustment: The final purchase price shall be calculated based on the greater of (a) trailing twelve months (TTM) revenue or (b) the best consecutive six-month period) during the 12-month period after closing, multiplied by 2.0x, less net liabilities.

●         Earn-Out: Up to Seven Hundred Fifty Thousand Dollars ($750,000) of the Exchange Valuation is contingent upon the Target’s revenue performance and EBITDA margin in calendar year 2025. Earn-out thresholds shall be as follows:

o         If the Target achieves an average monthly revenue of at least $370,905 ($4.45 million annualized) during the twelve-month period following the Closing of this Transaction and maintains or exceeds its 2024 EBITDA margin, $250,000 (217,391 shares) shall be deemed earned and payable.

o         If average monthly revenue reaches $387,764 ($4.65 million annualized) under the same EBITDA margin condition during the twelve-month period following the Closing of this Transaction, $500,000 (434,783 shares) shall be deemed earned and payable.

o         If average monthly revenue reaches $404,623 or more in average monthly revenue ($4.85 million annualized), and maintains or exceeds its 2024 EBITDA margin during the twelve-month period following the Closing of this Transaction, the full $750,000 earn-out (652,174 shares) shall deemed earned and payable.

For the avoidance of doubt, the Earn-out provisions are in addition to, and on top of, the Revenue Adjustment provision. Earn-out calculations will be based on audited financials, and any earned amount shall be paid within ninety (90) days following the close of the 2025 fiscal year or as mutually agreed. The earn-out shall be payable in shares of Blüm common stock. If performance thresholds are not achieved, the unearned portion of the $750,000 earn-out shall be netted out of the Exchange Valuation.

The Parties agree to work in good faith to structure the earn-out in a manner that aligns incentives while preserving tax, accounting, and regulatory compliance, including the possibility of a holdback, escrow, or milestone-based equity issuance or other customary protections.

The Exchange Valuation represents the mutually agreed values of the assets being exchanged and is subject to reasonable amendment and revision as mutually agreed between the parties.

Equity Redemption Right:

If, during such time that after twenty-four (24) months following the Closing Date, but before twenty-six (26) months following the Closing Date (the “Redemption Window”), the average closing price of Blüm common stock over any fifteen (15) consecutive trading day period is less than $1.15 per share (as adjusted for stock splits, dividends, or similar events), (the “Redemption Trigger”), the Sellers shall have the option, but not the obligation, to redeem all of the Blüm shares received as part of this transaction in exchange for the return of their original equity interests in [***].

This redemption right shall be exercisable for a period of sixty (60) days following a Redemption Trigger during the Redemption Window. Upon redemption, all such Blüm shares shall be surrendered and cancelled.

The redemption right described above shall be the Sellers’ exclusive unilateral remedy in the event Blüm common stock underperforms relative to the agreed valuation of $1.15 per share. This structure is intended to preserve accounting simplicity and ensure clarity under applicable GAAP treatment.

Promissory Note Structure (Optional Redemption)

In lieu of redeeming their equity for membership interests in [***], the Sellers may propose to exchange their Blüm equity for a promissory note. The acceptance and structuring of any such note shall be subject to mutual agreement of the Parties and shall not be guaranteed. If mutually agreed, the note shall have the following commercial terms:

The principal balance shall equal the final purchase price of the transaction (as adjusted pursuant to this Term Sheet), less a mutually agreed discount of up to twenty-five percent (25%) to reflect liquidity, risk, and cost of capital considerations;

•         The note shall bear simple interest at 8.0% per annum, payable monthly;

•         Monthly payments shall be capped at twenty-five percent (25%) of the monthly free cash flow generated by the [***] business;

•         The note shall remain in place until paid in full, with a maturity date of five years.

Closing:	The transaction shall be a simultaneous sign and close transaction subject to appropriate considerations, carveouts and/or approvals by local regulatory authorities.
Closing Conditions:

The Parties’ obligation to close the proposed transaction will be subject to customary conditions, including, without limitation: (i) Execution of Defintive Agreements - Execution and delivery of the Definitive Agreements and any other related agreements necessary to consummate the transaction, (ii) Completion of Due Diligence - Each Party shall have completed and been satisfied with its due diligence review of the other Party, including financial, legal, and operational matters, (iii) Regulatory Approvals - Receipt of any required approvals or consents from applicable regulatory authorities or third parties, (iv) Corporate Approvals - Approval of the transaction by the board of directors and, if required, the shareholders and/or members of each Party, (v) Representations and Warranties - The representations and warranties of each Party set forth in the Definitive Agreements shall be true and correct in all material respects as of the closing date, (vi) No Material Adverse Change - There shall have been no material adverse change in the financial condition, business, or operations of either Party between the Effective Date and the Closing, (vii) Delivery of Target Membership Interests - Target shall deliver the Target Membership Interests free and clear of any liens, claims, or encumbrances, as certified by appropriate documentation, (viii) Issuance of Blüm Shares - Blüm shall have taken all necessary corporate actions to issue the agreed number of shares of its common stock to Target, (ix) Compliance with Laws - The transaction shall comply with all applicable laws, regulations, and listing requirements, (x) Other Customary Conditions - Satisfaction of any other customary conditions as agreed upon by the Parties in the Definitive Agreements.

Definitive Agreements:

Upon mutual execution of this Term Sheet, the Company will instruct its legal counsel to prepare and circulate, and both the Buyer and the Selling Parties will negotiate, in good faith, the terms of the Definitive Agreements, which Definitive Agreements shall, in addition to the provisions specifically described herein, contain standard representations, warranties, covenants, survival periods, indemnification, holdback and/or right of offset, and other provisions appropriate for a transaction of the type contemplated herein. The Definitive Agreements, shall be executed on or before August 30, 2025 (the “Execution Deadline”). In the event the Definitive Agreements are not executed on or before the Execution Deadline, the Parties may mutually agree to extend the Execution Deadline or either Party may elect to terminate this Term Sheet. This agreement will automatically extend by 7 days unless expressly terminated by either Party.

Governing Law; Attorneys’ Fees; Injunctive Relief:

This Term Sheet shall be governed by, and construed in accordance with California law without giving effect to any principle or law that would require application of the law of another jurisdiction and the parties submit to the exclusive jurisdiction of the courts of the State of California located in the County of Los Angeles in any action arising out of the matters set forth in, or related to the validity or enforceability of, this Term Sheet.

If any action in law or in equity is necessary to enforce the or interpret the terms of this Term Sheet, the prevailing party shall be entitled to reasonably attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Confidentiality:

Each Party covenants and agrees that such Party shall keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose any Confidential Information (as defined herein) received by it in connection with this Term Sheet to any third party or use any such Confidential Information for the benefit of himself, itself, or any third Party, except in connection with the pursuit of the proposed Transaction or as required by applicable law

As used in this Term Sheet, “Confidential Information” shall mean any information relating to the disclosing party, or the business of the disclosing party including the existence of this Term Sheet, the terms herein, or the status of negotiations pursuant hereto; provided, however, that the term “Confidential Information” does not include information that (a) is now, or hereafter becomes, through no wrongful act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any of the disclosing party’s Confidential Information; or (e) is authorized to be disclosed by the prior written consent of the disclosing party. The Parties acknowledge that the Confidential Information is vital, sensitive, confidential, and proprietary to the disclosing party and the business of the disclosing party. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this Term Sheet. Notwithstanding the foregoing, each Party may provide or disclose Confidential Information to advisors, legal counsel, accountants, and actual or prospective investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound (or such Authorized Persons are otherwise contractually or ethically bound) by the terms of this paragraph.

Authority:

The undersigned represent and warrant that they have the full right, power, and authority to enter into and execute this Term Sheet and that their respective signatories have the full right, power, and authority to enter into this Term Sheet on their behalf.

Counterparts:

This Term Sheet may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. In order to expedite the execution of this Term Sheet, a pdf. Signature sent electronically shall be binding and the same effect as the original signature.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties of have duly executed and delivered this Term Sheet as of the date first above written.

BUYER:

BLUM HOLDINGS, INC.

By:          _________________________

Name:         _________________________

Title:          _________________________

Date:         _________________________

TARGET:

[***]

By:          _________________________

Name:         _________________________

Title:          _________________________

Date:         _________________________

SELLING PARTIES:

[***]

By:          _________________________

Name:         _________________________

Title:          _________________________

Date:         _________________________

Schedules to Exhibit 10.1 have been omitted under Regulation S-K Item 601(a)(5) and listed below:

Schedule A: [***] Membership Interest Schedule